Krispy Kreme® and McDonald’s Expand Operations Test Things are getting even sweeter at McDonald’s® restaurants in the Louisville-Lexington area! The Krispy Kreme® market test with McDonald’s is expanding to approximately 160 locations across Louisville, Lexington and the surrounding area. As part of our omni- channel strategy, we’re always looking for ways to get our customers more access to the fresh doughnuts they crave through our Delivered Fresh Daily network. We are thrilled that during this expanded test, our fans will be able to satisfy their sweet tooth at participating McDonald’s locations in the area, all day in-restaurant, at the Drive Thru, via McDelivery® and on the McDonald’s App. Take a look at the announcement below or directly on the McDonald’s Newsroom here! McDonald’s USA Expands Test of Krispy Kreme® Doughnuts to Approximately 160 Louisville-Lexington Restaurants Get a bite of this... next month, McDonald’s is bringing Krispy Kreme® doughnuts to even more local restaurants with an expanded market test. Starting March 21, we’ll be serving three Krispy Kreme fan faves – the Original Glazed® Doughnut, the Chocolate Iced with Sprinkles Doughnut and the Chocolate Iced Kreme™ Filled Doughnut – at approximately 160 locations across Louisville, Lexington and the surrounding area. The expanded test will help us learn more about operational impact on a larger scale as well as explore customer demand. And this time around, there are even more ways for fans to satisfy their Krispy Kreme craving, with doughnuts available all day in- restaurant, at the Drive Thru, via McDelivery and on the McDonald’s App. They’ll only be here for a limited time, while supplies last – so run, dough-nut walk to your nearest participating McDonald’s to get a taste. About McDonald’s USA McDonald’s USA, LLC, serves a variety of menu options made with quality ingredients to millions of customers every day. Ninety-five percent of McDonald’s approximately 13,500 U.S. restaurants are owned and operated by independent business owners. For more information, visit www.mcdonalds.com, or follow us on Twitter @McDonalds and on Facebook at www.facebook.com/mcdonalds. About Krispy Kreme Headquartered in Charlotte, N.C., Krispy Kreme (NASDAQ: DNUT) is one of the most beloved and well-known sweet treat brands in the world. Our iconic Original Glazed® doughnut is universally recognized for its hot-off-the-line, melt-in-your-mouth experience. Krispy Kreme operates in over 30 countries through its unique network of fresh doughnut shops, partnerships with leading retailers, and a rapidly growing e- Commerce and delivery business with nearly 12,000 fresh points of access. Our purpose of touching and enhancing lives through the joy that is Krispy Kreme guides how we operate every day and is reflected in the love we have for our people, our communities and the planet. Connect with Krispy Kreme Doughnuts at www.KrispyKreme.com, or on one of its many social media channels, including www.Facebook.com/KrispyKreme, and www.Twitter.com/KrispyKreme.